SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.

                                FORM U-1/A

                              AMENDMENT NO. 3
                                    TO
                                 FORM U-1

                                APPLICATION

                                 UNDER THE

                PUBLIC UTILITY HOLDING COMPANY ACT OF 1935



                            NGE Resources, Inc.
                            One Commerce Plaza
                         Suite 2006A - 20th Floor
                          Albany, New York  12260
          (Name of company or companies filing this statement and
                  address of principal executive offices)


                             Daniel W. Farley
                          c/o NGE Resources, Inc.
                            One Commerce Plaza
                         Suite 2006A - 20th Floor
                          Albany, New York  12260
                        Telephone:  (518) 434-3014
                (Names and addresses of agents for service)


                                Copies to:

                            Leonard Blum, Esq.
                          Huber Lawrence & Abell
                             605 Third Avenue
                         New York, New York 10158
                         Telephone:  (212)682-6200

                         Joanne Rutkowski, Esq.
                 LeBouef, Lamb, Greene & MacRae, L.L.P.
                      1875 Connecticut Avenue, N.W.
                         Washington, D.C.  20009
                       Telephone:  (202) 986-8000

     This Amendment No. 3 on Form U-1/A to the Form U-1 of NGE
Resources, Inc. is being filed for the purpose of amending Item 6 by adding the exhibit listed below.

Item 6.   Exhibits and Financial Statements.

     The following exhibit is being filed with this Amendment
No. 3:

NO.  DESCRIPTION                        METHOD OF FILING

D-6  Order of the FERC.                 Filed herewith.





                                 SIGNATURE

     Pursuant to the requirements of the Public Utility Holding
Company Act of 1935, the undersigned company has duly caused this Amendment No. 3 to be signed on its behalf by the undersigned thereunto duly authorized.



                                   NGE Resources, Inc.



Date:  December 22, 1997          By Daniel W. Farley
                                     Daniel W. Farley
                                     Secretary